Exhibit 10.1

RESTRICTED STOCK AGREEMENT

UNDER THE
BNCCORP, INC. 2006 STOCK INCENTIVE PLAN

This RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into as of _______, 200_, by and between BNCCORP, INC. (“BNCCORP”) and _________ (“Award Recipient”).

WHEREAS, BNCCORP maintains the 2006 Stock Incentive Plan (the “Plan”), under which the Compensation Committee of the Board of Directors of BNCCORP (the “Committee”) may, among other things, grant shares of BNCCORP common stock, $.01 par value per share (the “Common Stock”), to key employees of BNCCORP or its subsidiaries (collectively, the “Company”) as the Committee may determine, subject to terms, conditions, or restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, the Committee has awarded to Award Recipient restricted shares of Common Stock on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the premises, it is hereby agreed with respect to the shares of Restricted Stock as follows:

1.

AWARD OF SHARES

Upon the terms and conditions of the Plan and this Agreement, the Company as of the date of this Agreement hereby awards to the Award Recipient ________restricted shares of Common Stock as a restricted stock award (the “Restricted Stock”).

2.

AWARD RESTRICTIONS

2.1          The shares of Restricted Stock, including the right to vote the Restricted Stock and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered until such time as such shares vest and the restrictions imposed thereon lapse, as provided below.

2.2          The shares of Restricted Stock will vest and the restrictions imposed thereon will lapse as follows: _____ shares (__%) on _______, 20__; _______ shares (__%) on _____,20__; and ________ shares (__%) on _____,20__, if the Award Recipient remains in the employ of the Company on the applicable dates. Earlier vesting may occur under Section 2.3 below or upon a Change of Control of BNCCORP under Section 13.10 of the Plan. The period during which the restrictions imposed on shares of Restricted Stock by the Plan and this Agreement are in effect is referred to herein as the “Restricted Period.” During the Restricted Period, the Award Recipient shall be entitled to all rights of a stockholder of BNCCORP, including the right to vote the shares and to receive dividends.

2.3          All restrictions on the Restricted Stock shall immediately lapse and the shares shall vest if: the Award Recipient (a) while he is employed by the Company; (b) becomes disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (“Disability”), while he is employed by the Company; or (c) retires from employment with the Company on or after attaining the age of 65 or, if permitted by the Committee, upon the retirement of the Award Recipient prior to attaining the age of 65 (“Retirement”). If the Award Recipient’s employment with BNCCORP terminates for any reason other than death, Disability or

Retirement (except upon termination upon a Change of Control as provided in Section 13.10 of the Plan), then all unvested Restricted Stock shall be automatically forfeited.

3.

STOCK CERTIFICATES

3.1          Any stock certificates issued evidencing the Restricted Stock shall be retained by BNCCORP until the termination of the Restricted Period. Any such stock certificates shall contain the legend in the form specified in the Plan restricting the transferability of the shares of Restricted Stock. If requested by BNCCORP, the Award Recipient shall execute and deliver to BNCCORP a stock power endorsed in blank by the Award Recipient.

3.2          At the end of the Restricted Period for any Restricted Stock, BNCCORP shall cause a stock certificate without a restrictive legend with respect to the vested Restricted Stock in the name of the Award Recipient or his or her nominee. Upon receipt of such stock certificate, the Award Recipient is free to hold or dispose of the shares represented by such certificate, subject to applicable securities laws and BNCCORP’s insider trading policy.

4.

DIVIDENDS

Any dividends paid on shares of Restricted Stock shall be paid to the Award Recipient.

5.

WITHHOLDING TAXES

At any time that an Award Recipient is required to pay to the Company an amount required to be withheld under the applicable income tax laws in connection with the lapse of restrictions on shares of Restricted Stock, the participant may, subject to the Committee’s approval, satisfy this obligation in whole or in part by electing to have the Company withhold shares of Common Stock having a value equal to the amount required to be withheld (as determined under the Plan).

6.

ADDITIONAL CONDITIONS

Anything in this Agreement to the contrary notwithstanding, if at any time BNCCORP further determines, in its sole discretion, that the listing, registration or qualification (or any updating thereof) of the shares of Common Stock issued or issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant hereto, or the removal or any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to BNCCORP.

7.

NO CONTRACT OF EMPLOYMENT INTENDED

Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.

8.

INCONSISTENT PROVISIONS

The shares of Restricted Stock granted hereby are subject to the provisions of the Plan as in effect on the date hereof and as it may be amended. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.

MISCELLANEOUS

This Agreement shall be governed by and construed in accordance with the laws of the State of North Dakota and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on the day and year first above written.

BNCCORP, INC.

By:
Mark W. Sheffert, Chairman,
Compensation Committee

Award Recipient

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